Exhibit 4.3
STOCK OPTION AGREEMENT

Intelli-Check, Inc., a New York corporation (the “Company”), as of the 15th day of July, 1999 hereby grants to Frank Mandelbaum (“Optionee”), residing at 400 E. 84th Street, Apt 38B, New York, NY 10028, in consideration of services and advice rendered by Optionee to the Company, the irrevocable right and option (“Option”) to purchase all or part of an aggregate of 375,000 shares (“Shares”) of the Company’s common stock, par value $.001 per share (“Common Stock”), on the terms and condition hereinafter set forth:

1.	Purchase Price. The purchase price for the Shares shall be at $3.00 per share.

2.	Term of Option; Exercise.

(a)	Subject to earlier termination pursuant hereto, the Option shall terminate five (5) years from the date hereof. The Option shall be exercisable in full on the date hereof.

(b)
The Option shall be exercised by fifteen (15) days’ written notice to the Secretary of the Company at its then principal office. The notice shall specify the number of Shares as to which the Option is being exercised and shall be accompanied by payment in full of the purchase price for such Shares. The option price shall be payable in United States dollars, and may be paid in cash or by certified check on a United States bank, or by other means acceptable to the Company. In no event shall the Company be required to issue any Shares (i) until counsel for the Company determines that the Company has complied with all applicable securities or other laws and/or all requirements of any national securities exchange or the National Association of Security Dealers Automated Quotation System on which the Common Stock may then be listed, and (ii) unless Optionee reimburses the Company for any tax withholding required and supplies the Company with such information and data as the Company may deem necessary.

(c)
Optionee shall not, by virtue of the granting of the Option, be entitled to any rights of a shareholder in the Company and shall not be considered a record holder of any Shares purchased by Optionee until the date on which Optionee shall actually be recorded as the holder of such Shares upon the stock records of the Company. The Company shall not be required to issue any fractional Share upon exercise of the Option and shall not be required to pay to Optionee the cash equivalent of any fractional Share interest.

3.	Restrictions on Transfer and Termination.

(a)
No option shall be transferred by Optionee otherwise than by will or by the laws of descent and distribution. During the lifetime of Optionee the Option shall be exercisable only by Optionee or by Optionee’s legal representative.

(b)
If Optionee shall die, the Option may be exercised by Optionee’s designated beneficiary or beneficiaries (or if none have been effectively designated, by Optionee’s executor, administrator or the person to whom Optionee’s rights under the Option shall pass by Optionee’s will or by the laws of descent and distribution) at any time after the date of Optionee’s death, but not later than the termination date of the Option.

(c)	This Option is granted pursuant to a grant by the Company to Optionee dated July 15, 1999 and nothing in this Agreement shall confer upon Optionee any additional rights.

4.	Securities Act Matters.

(a)
Optionee represents that Shares issued upon any exercise of the Option will be acquired for Optionee’s own account for investment only and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (hereinafter, together with the rules and regulations thereunder, collectively referred to as the “Act”), and that Optionee does not intend to divide Optionee’s participation with others or transfer or otherwise dispose of all or any Shares except as below set forth. As herein used the terms “transfer” and “dispose” mean and include, without limitation, any sale, offer for sale, assignment, gift, pledge or other disposition or attempted disposition.

(b)
Optionee understands that in the opinion of the Securities and Exchange Commission (“SEC”) Shares must be held by Optionee for an indefinite period unless subsequently registered under the Act or unless an exemption from registration thereunder is available; that, under Rule 144 under the Act, after one or more years from the date of payment for and issuance of the Shares, certain public sales thereof (which may be limited as to the number of Shares) may be made in accordance with and subject to the terms, conditions and restrictions of Rule 144, but only if certain reporting and other requirements thereunder have been complied with; and that should Rule 144 be inapplicable, registration or the availability of an exemption under the Act will be necessary in order to permit public distribution of any Shares. Optionee also understands that the Company is and will be under no obligation to register the Shares or to comply with any exemption under the Act.

(c)
Optionee shall not at any time transfer or dispose of any Shares except pursuant to either (i) a registration statement under the Act which registration statement has become effective as to the Shares being sold or (ii) a specific exemption from registration under the Act, but only after Optionee has first obtained either a “no-action” letter from the SEC, following full and adequate disclosure of all facts relating to such proposed transfer, or a favorable opinion from or acceptable to counsel to the Company that the proposed transfer or other disposition complies with and is not in violation of the Act or any applicable state “blue sky” or securities laws.

5.	Anti-Dilution Provisions.

(a)
Subject to the provisions of Paragraph 5(b) below, if at any time or from time to time prior to expiration of the Option there shall occur any change in the outstanding Common Stock of the Company by reason of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, recapitalization, reorganization, liquidation or the like, then and as often as the same shall occur, the kind and number of Shares subject to the Option, or the purchase price per Share, or both, shall be adjusted by the Board of Directors of the Company (“Board”) in such manner as it may deem appropriate and equitable, the determination of which Board shall be binding and conclusive. Failure of the Board to provide for any such adjustment shall be conclusive evidence that no adjustment is required.

(b)
The Board shall have the right to engage a firm of independent certified public accountants, which may be the Company’s regular auditors, to make any computation provided for in this Section, and a certificate of that firm showing the required adjustment shall be conclusive and binding.

6.
Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be given either by (i) personal delivery or regular mail, in each case against receipt, or (ii) first class registered or certified mail, return receipt requested. Any such communication shall be deemed to have been given (i) on the date of receipt in the cases referred to in clause (i) of the preceding sentence and (ii) on the second day after the date of mailing in the cases referred to in clause (ii) of the preceding sentence. All such communications to the Company shall be addressed to it, to the attention of its Secretary, at its principal office and to Optionee at the address set forth above or such other address as may be designated by like notice hereunder.

7.
Miscellaneous. This Agreement cannot be changed except in writing signed by the party to be charged. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed exclusively in New York. The Option granted hereunder is intended to be a Non-Qualified Stock Option. Optionee shall execute this Agreement and return it to the Company within thirty (30) days after the mailing or delivery by the Company of this Agreement. If Optionee shall fail to execute and return this Agreement to the Company within said thirty (30) day period, the Option shall automatically terminate. The section headings in this Agreement are solely for convenience of reference and shall not affect its meaning or interpretation.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

INTELLI-CHECK, INC.

By:	/s/ Kevin M. Messina
Kevin M. Messina, President

OPTIONEE:

By:	/s/ Frank Mandelbaum
Frank Mandelbaum